Exhibit 99

Trico Marine Chairman and CEO Adopt 10b5-1 Plan

HOUSTON, Sept.12 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (Nasdaq:  TMAR - News) announced today that Chairman of the Board Ronald O. Palmer and President and Chief Executive Officer Thomas E. Fairley have entered into prearranged stock trading plans pursuant to SEC Rule 10b5-1 of the Securities Exchange Act of 1934.

Rule 10b5-1 permits officers and directors of public companies to adopt predetermined plans for selling specified amounts of stock. The plans may be used to diversify investment portfolios and to minimize the market effect of stock sales.

Palmer and Fairley hold stock options to purchase, in the aggregate, 638,466 shares that expire in October 2003. The options were granted to them when Trico was formed in 1993. Under their respective trading plans, an aggregate of 405,000 shares acquired upon exercise of the options will be sold for their accounts at intervals during the term of the plans to primarily cover the cost of exercising their respective options as well as all estimated tax liability.

"Ron and I are adopting the 10b5-1 plan on the recommendation of our respective advisors as an orderly way of dealing with stock options which are scheduled to expire in the near future. Both Ron and I continue to be confident about the Company's prospects and both of us will retain significant ownership in the Company after the conclusion of our individual trading plans," Fairley said.

Trico Marine provides marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea and Latin America. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews and support for the construction, installation, and maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas. Visit our website at www.tricomarine.com .

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors that could affect the Company's financial results are included in Trico's Securities and Exchange Commission filings.